EXHIBIT D-2

[KeySpan Energy Delivery Letterhead]

September 18, 2002

Mary L. Cottrell, Secretary
Department of Telecommunications and Energy
One South Station, 2nd Floor
Boston, MA 02110

Re: Request for Approval of Gas Service Agreements

Dear Secretary Cottrell:

KeySpan Energy Delivery New England ("KeySpan" or the "Company")1 hereby files with the Department of Telecommunications and Energy (the "Department") a Petition for Approval of Gas Sales Agreements with EnCana Corporation ("EnCana") and related Agency and Management Services Agreements with Northeast Gas Markets, Inc., a KeySpan affiliate. These agreements are intended to replace the volumes currently contracted for by the Company through its participation in Boundary Gas, Inc. ("Boundary"). Boundary is a consortium of northeastern U.S. local distribution companies formed in 1980 to facilitate the procurement of natural gas supplies to meet market growth. The current Boundary agreements will expire on January 2003.

The Company's filing includes the prefiled testimony of Elizabeth C. Danehy and other documentation to demonstrate that approval of the Company's Petition: (1) is consistent with the portfolio objectives established in the Company's most recent Long Range Resources and Requirements Plan filed with the Department ("Supply Plan"); and (2) compares favorably to the range of alternatives reasonably available to the Company and its customers. A filing fee of $60.00 dollars is also enclosed.

1The local gas distribution companies in Massachusetts that operate as KeySpan Energy Delivery New England are Boston Gas Company (“Boston Gas”), Colonial Gas Company and Essex Gas Company.

o   Description of  the arrangement between KeySpan and EnCana

The principal components of the proposed arrangement between KeySpan and EnCana are as follows:

€  Beginning January 15, 2003 Boston Gas will purchase up to 10,758 Dth/day of natural gas from EnCana at the Canadian border near Niagra at a negotiated rate determined through a comprehensive RFP process to be the least cost option, taking into account price and non-price factors, for the supplies required by
KeySpan to meet its firm sendout requirements. Service will continue through
April 1, 2004.

€  Beginning January 15, 2003 Essex Gas will purchase up to 1,661 Dth/day of natural gas from EnCana at the Canadian border near Niagra at a negotiated rate determined through a comprehensive RFP process to be the least cost option, taking into account price and non-price factors, for the supplies required by
KeySpan to meet its firm sendout requirements. Service will continue through
April 1, 2004.

€  NEGM will act as KeySpan’s agent and provide day to day
administrative services related to the EnCana agreements such as scheduling;
processing and auditing bills to ensure accuracy, and preparing and filing regulatory reports to customs in the U.S. and Canada. The services provided are the same services NEGM currently provides to the Boundary LDCs. The services are priced the same as under the current Boundary agreements.
· Approvals Requested

To implement this arrangement, the Company requests approval of the following agreements: (1) a Gas Sales Agreement between Boston Gas and EnCana for up to 10,758 Dth/day, for a 14 1/2-month term commencing on January 15, 2003; (2) a Gas Sales Agreement between Essex Gas and EnCana for up to 1,661 Dth/day, for a 14 1/2-month term commencing on January 15, 2003; (3) an Agency agreement between KeySpan and NEGM; and (4) a Management Services Agreement between KeySpan and NEGM.

Pursuant to G.L. c. 25, § 5D, KeySpan requests that the pricing provisions of the Gas Sales Agreements, the pricing provisions of the Management Services Agreement and certain supporting documentation be protected from public disclosure because of their competitively sensitive and proprietary nature. Accordingly, KeySpan is submitting a Motion for Protective Treatment of Confidential Information. Unredacted copies of these documents are being provided to the Department’s Gas Division. Because the terms of the Gas Sales Agreements require regulatory approval by November 1, 2002, KeySpan respectfully requests that the Department expedite its review of this filing.

Very truly yours,

______/s/________
Thomas P. O'Neill
TPO/ca
Enclosures

cc:      George Yiankos, Director, Gas Division
         Andreas Thanos, Assistant Director, Gas Division
         Joseph Rogers, Office of the Attorney General
         Robert Sydney, Division of Energy Resources

COMMONWEALTH OF MASSACHUSETTS

DEPARTMENT OF TELECOMMUNICATIONS AND ENERGY

____________________________________
                                     )
KeySpan Energy Delivery New England  ) D.T.E. 02-___
___________________________________  )

PETITION FOR APPROVAL OF GAS SALES AGREEMENTS, AGENCY AGREEMENT AND MANAGEMENT SERVICES AGREEMENT

KeySpan Energy Delivery New England2 ("KeySpan" or the "Company") hereby petitions the Department of Telecommunications and Energy (the "Department") for approval of two long-term gas sales agreements with EnCana Corporation ("EnCana") and for approval of an Agency Agreement and a Management Services Agreement with Northeast Gas Markets, Inc. ("NEGM"), a KeySpan affiliate. Specifically, these contracts are: (1) a Gas Sales Agreement between Boston Gas Company d/b/a KeySpan Energy Delivery New England ("Boston Gas") and EnCana whereby Boston Gas will purchase up to 10,758 Dth/day of natural gas at the Canadian border near Niagara to replace volumes currently purchased under its contract with Boundary Gas, Inc. that will expire on January 14 2003; (2) a Gas Sales Agreement between Essex Gas Company d/b/a KeySpan Energy Delivery New England ("Essex Gas") and EnCana whereby Essex Gas will purchase up to 1,661 Dth/day of natural gas at the Canadian border near Niagara to replace volumes currently purchased under its contract with Boundary Gas, Inc. that will expire in January 14 2003; (3) an Agency agreement between KeySpan and NEGM authorizing NEGM to act as administrative agent for KeySpan with respect to the EnCana agreements; and (4) a Management Services Agreement between KeySpan and NEGM whereby NEGM will provide day to day administrative services for KeySpan related to the EnCana agreements.

In support of its request, KeySpan states as follows:

1.  On November 13, 2000, KeySpan Corporation completed its merger with Eastern Enterprises thereby acquiring the local gas distribution operations of Boston Gas, Colonial, Essex Gas Company, and in New Hampshire, EnergyNorth Natural Gas, Inc., which now operate as KeySpan Energy Delivery New England. For the purpose of this Petition, “KeySpan” or the “Company” will refer to the three gas companies operating in Massachusetts subject to the provisions of G.L. c. 164, as amended.

2.  On November 30, 2001, KeySpan filed its 2001-2006 Long-Range Resource and Requirements Plan (the “Supply Plan”), which is currently pending before the Department in D.T.E. 01-105. In the Supply Plan, the Company presented a single forecast of the Company’s combined sendout requirements under design-weather conditions for the five-year period of November 1, 2001 through October 31, 2006.

2The local gas distribution companies in Massachusetts that operate as KeySpan Energy Delivery New England are Boston Gas Company, Colonial Gas Company and Essex Gas Company.

3.  In the Supply Plan, the Company’s expected available resources include volumes purchased from Western Canada through its participation in Boundary Gas, Inc (“Boundary”). Boundary is a consortium of northeastern U.S. local distribution companies formed in 1980 to facilitate the procurement of natural gas supplies to meet market growth. Both Boston Gas Company and Essex Gas Company are members of Boundary. The Boundary contracts will expire on January 14 2003.

4.  The Company’s Sendout analysis used in the Supply Plan indicates that the Boundary volumes are utilized on a 100% load factor basis throughout the heating season for the duration of the forecast period. Overall, the Supply Plan, including the Boundary volumes, identified a need for additional city-gate deliverability during the forecast period. As a result, the Company determined that the Boundary volumes should be cost effectively renewed or replaced.

5.  In the spring of 2001, Boundary and its participating customers organized a renewal-working group to address the steps necessary to secure a competitive replacement supply when the Boundary contracts expire on January 14, 2003. As an initial matter, the group determined that the combined purchasing power of the group would provide the opportunity to negotiate a favorable renewal contract. Also, given NEGM’s experience with Canadian gas markets and the opportunity for the LDCs to share the infrastructure costs necessary to administer the contract, the group determined that it would be beneficial for NEGM, the current administrative agent to Boundary, to continue to provide administrative services for the group.

6.  Following a comprehensive RFP process conducted by Boundary, Boston Gas and Essex Gas each executed a Gas Sales Agreement with EnCana for supplies to replace its Boundary gas supply volumes. Boston Gas and Essex Gas also executed an Agency Agreement and a Management Services Agreement with NEGM.

7.  To implement the arrangement with EnCana, the Company is now seeking approval of the Gas Sales Agreements under Massachusetts General Laws chapter 164 section 94A. The Company is also seeking approval of the Agency and Management Services Agreement with NEGM under Massachusetts General Laws chapter 164 section 94B.

8.  In support of its requested approvals, KeySpan has provided pre- filed testimony and other documentation to demonstrate that the proposed arrangement: (1) is consistent with the portfolio objectives established in the Company’s Supply Plan; and (2) compares favorably to the range of alternatives reasonably available to the Company and its customers.

WHEREFORE, the Company respectfully requests that the Department:

VOTE:  That the proposed arrangement with EnCana (1) is consistent with the portfolio objectives established in the Company’s Supply Plan; and (2) compares favorably to the range of alternatives reasonably available to the Company and its customers.

ORDER:  That the Gas Sales Agreement between Boston Gas and EnCana for up to 10,758 Dth/day for a 14 1/2-month period is in the public interest and is approved;

ORDER:  That the Gas Sales Agreement between Essex Gas and EnCana for up to 1,661 Dth/day for a 14 1/2-month period is in the public interest and is approved;

ORDER:  That the Agency Agreement between KeySpan and NEGM is in the public interest and is approved;

ORDER:  That the Management Services Agreement between KeySpan and NEGM is in the public interest and is approved; and

ORDER:  Such other and further orders and approvals as may be necessary or appropriate.

                                            Respectfully submitted,
                                            KEYSPAN ENERGY DELIVERY
                                            NEW ENGLAND

                                            By its attorney,

                                            __________/s/_____________________
                                            Thomas P. O'Neill, Esq.
                                            KeySpan Energy Delivery New England
                                            One Beacon Street
                                            Boston, MA  02108
                                            (617) 723-5512, Ext. 2375
Dated: September 18, 2002

COMMONWEALTH OF MASSACHUSETTS DEPARTMENT OF TELECOMMUNICATIONS AND ENERGY

____________________________________
                                    )       D.T.E. ____
KeySpan Energy Delivery New England )
                                    )
                                    )
____________________________________)

MOTION FOR PROTECTIVE ORDER
OF KEYSPAN ENERGY DELIVERY NEW ENGLAND

I.  INTRODUCTION

Pursuant to 220 CMR 1.04(5)(a), KeySpan Energy Delivery New England (“KeySpan” or “Company”) hereby moves that the Department of Telecommunications and Energy (“DTE” or “Department”) grant protective treatment pursuant to G.L. c. 25, § 5D to the identity of bidders and proposed pricing provisions submitted in response to the RFP issued on behalf of Boundary Gas Inc. (“BGI”), a consortium of northeast natural gas utilities including Boston Gas Company and Essex Gas Company. The Company also seeks protection of the price provisions of its Gas Sales Agreements EnCana Corporation (“EnCana”), the price provisions of its Management Services Agreement with Northeast Gas Markets, Inc. (“NEGM”) and pricing provisions of disclosed in supporting documents have been submitted to the Department for review in this proceeding as attachments to the prefiled testimony of Elizabeth C. Danehy. In support of its request, KeySpan states the following.

II.  THE INFORMATION FOR WHICH KEYSPAN SEEKS PROTECTION FROM PUBLIC DISCLOSURE FALLS WITHIN THE EXEMPTIONS OUTLINED IN G.L.c. 25, § 5D

A.  Standard of Review

Pursuant to G.L. c. 25,ss.5D, the Department is authorized to protect from public disclosure "trade secrets, confidential, competitively sensitive or other proprietary information provided in the course of proceedings." The Department has developed a three-part standard for assessing requests for protective treatment submitted pursuant to c. 25,ss.5D. First, the information for which protection from disclosure is sought must constitute "trade secrets, [or] confidential, competitively sensitive or other proprietary information". Second, the party seeking protection from disclosure must overcome the statutory presumption that the public is benefited by disclosure of that information by "proving" the need for non-disclosure. Finally, the Department will protect only so much of the information as is necessary to meet the established need. See, e.g., Western Massachusetts Electric Company, D.T.E. 99-56 (1999); Dispatch Communications of New England d/b/a Nextel Communications, Inc., D.P.U. 95-59-B/95-80/95-112/96-13, September 2, 1997 Procedural Order. Appropriate considerations with respect to the public interest issue include an assessment of the interests at stake, the likely harm that would result from public disclosure of information, and the public policy implications of such disclosure. See, e.g., Berkshire Gas Company, D.P.U. 93-187/188/189/190 (1994); Boston Gas Company, D.P.U. 92-259 (1993), Essex County Gas Company, D.P.U. 96-105 (1996).

B.  Items for Which Protective Treatment is Sought

KeySpan seeks Protective Treatment of the bid responses, including bidder identity and pricing provisions submitted in response to the BGI RFP, the price terms of the Gas Sales Agreements with EnCana and the fees for the Management Services Agreement with NEGM.

°  Exhibits ED-1 and ED-2 contain the price provisions of the EnCana Gas Service agreements.

°  Exhibits ED-8 and ED-15 contain the bid proposals of Suppliers submitted in response to BGI’s RFP solicitation process for replacement supplies.

°  Exhibits ED-9, ED-10, ED-12, ED-13, ED-16 and ED-17 include analysis of the bid responses and ranking of bids.

°  Exhibit Ed-3 contains the management services fee of NEGM.

C.  KeySpan Has Met the Department's Standard for Protective Treatment

Exhibits ED-1, ED-2, ED-3, ED-8, ED-12, ED-13, ED-15, ED-16, and ED-17 contain competitively sensitive information. It would be inappropriate if this information was made available to the competitors of suppliers submitting the bids, particularly since the majority of the bidders requested that their bids remain confidential. In addition, the suppliers responding to the RFP are not parties to the proceeding and therefore cannot make the request for protective treatment. Further, maintaining the confidentiality of the information contained in these Schedules will assist KeySpan and other BGI members in negotiating future agreements; disclosure of this information would only compromise KeySpan's bargaining positions.

III.  CONCLUSION

WHEREFORE, for the reasons contained herein, Bay State respectfully requests that the Department grant Bay State Gas Company's Motion for Protective Treatment of the bid responses included in Exhibits ED-1, ED-2, ED-3, ED-8, ED-9, ED-10, ED-12, ED-13, ED-15, ED-16, and ED-17.

                                           Respectfully submitted,

                                           KeySpan Energy Delivery New England

                                           By its attorney,

                                           _________/s/_________________
                                           Thomas P. O'Neill
                                           Senior Counsel
                                           One Beacon Street
                                           Boston, MA 02108
                                           (617) 723-5512 x 2375
Dated: September 18, 2002

[Exhibits to the DTE filing have been filed with the SEC confidentially on Form SE in paper format]